NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 15, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(4)

The removal of Apex Bioventures Acquisition
Warrants expiring June 7, 2011
2011 is being effected because the
Exchange knows or is reliably informed
that on June 2, 2009 all rights
pertaining to the entire class of
this security were extinguished.

The security was suspended by the
Exchange on June 3, 2009.